Exhibit 99.4

STELLARONE CORPORATION

STOCK AND INCENTIVE COMPENSATION PLAN

1. Establishment and Purpose of the Plan; Effective Date.

(a.) StellarOne Corporation (the “Company”) hereby establishes a stock and incentive compensation plan for the Company and its Subsidiaries, to be known as the “StellarOne Corporation Stock and Incentive Compensation Plan” (the “Plan”), as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2 herein. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to personnel, including employees and directors, that will promote the identification of their personal interest with the long term stability and financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company and its Subsidiaries, in the ability to motivate, attract, and retain the services of those persons upon whose judgment, interest, and effort the successful conduct of its operation is largely dependent.

(b) The Board approved the Plan on October 25, 2011, subject to shareholder approval and to become effective on the date of such shareholder approval (the “Effective Date”). Except for Incentive Awards payable only in cash (with payment contingent on shareholder approval of the Plan), Awards may not be granted under the Plan prior to the Effective Date.

2. Definitions.

Except as otherwise defined in the Plan, the following terms shall be defined as set forth below:

(a) Act. The Securities Exchange Act of 1934, as amended.

(b) Agreement. The written agreement implementing the grant of an Award, signed by an authorized officer of the Company and by the Participant.

(c) Applicable Withholding Taxes. The aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold (based on the minimum applicable statutory withholding rates) in connection with the award, exercise, lapse of restrictions with respect to or settlement of an Award.

(d) Award. The award of an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Stock Award or Incentive Award under the Plan.

(e) Board. The Board of Directors of the Company.

(f) Change of Control.

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control:

(1) acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(2) any acquisition by the Company;

(3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(4) any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined below at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(ii) where individuals who constitute the Board on the Effective Date of this Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the Board; or

(iii) the Company consummates,

(1) a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (i) (4) above, or

(2) the sale or other disposition of all or substantially all of the assets of the Company.

(g) Code. The Internal Revenue Code of 1986, as amended.

(h) Committee. The Committee appointed by the Board to administer the Plan pursuant to Section 17, or if no such Committee has been appointed, the Board.

(i) Company. StellarOne Corporation, a Virginia corporation.

(j) Company Stock. Common stock of the Company. If the par value of the Company Stock is changed, or in the event of a change in the capital structure of the Company (as provided in Section 15 below), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(k) Date of Grant. The effective date of an Award granted by the Committee.

(l) Disability or Disabled. As to an Incentive Stock Option a Disability within the meaning of Section 22(e)(3) of the Code. As to all other Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

(m) Fair Market Value.

(i) If the Company Stock is listed on any established stock exchange (including the NASDAQ Stock Market), its Fair Market Value shall be the closing price for such Company Stock on the Date of Grant as reported by such exchange or, if there are no trades on such date, the value shall be the closing price on the last preceding day on which the Company Stock was traded.

(ii) If the Company Stock is not listed per subsection (i) above, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

(iii) Fair Market Value shall be determined as of the Date of Grant specified in the Award.

(n) Incentive Award. A Performance-Based Compensation Award awarded upon the terms and subject to the restrictions set forth in Section 12 below and valued as a fixed dollar amount.

(o) Incentive Stock Option. An Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Section 422 of the Code.

(p) Nonstatutory Stock Option. An Option that does not meet the requirements of Section 422 of the Code, or that is otherwise not intended to be an Incentive Stock Option and is so designated.

(q) Option. A right to purchase Company Stock granted under the Plan, at an exercise price determined in accordance with the Plan.

(r) Participant. Any individual who is granted an Award under the Plan.

(s) Performance-Based Compensation Award. An Award for which exercise, full enjoyment or receipt thereof by the Participant is contingent on satisfaction or achievement of a performance objective applicable thereto, which may or may not be a Performance Goal. If a Performance-Based Compensation Award is intended to be “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the grant of the Award, the establishment of the Performance Goal, the making of any modifications or adjustments and the determination of satisfaction or achievement of the Performance Goal shall be made during the period or periods required under and in conformity with the requirements of Section 162(m) of the Code therefor. The terms and conditions of each Performance-Based Compensation Award, including the performance objective and performance period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into the Agreement.

(t) Performance Goal. One or more performance measures or goals set by the Committee in its discretion for each grant of a Performance-Based Compensation Award that is intended to be “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code. The extent to which such performance measures or goals are met will determine the amount or value of the Award to which a Participant is entitled to exercise, receive or retain. For purposes of this Plan, a Performance Goal may be particular to a Participant, and may include any one or more of the following performance criteria, either individually, alternatively or in any combination, subset or component, applied to the performance of the Company as a whole or to the performance of a Subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Committee in the Award: (i) stock value or increases therein, (ii) earnings per share and/or earnings per share growth, (iii) net earnings, (iv) earnings and/or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), (v) operating profit, (vi) operating cash flow, (vii) operating or other expenses, (viii) operating efficiency, (ix) return on equity, tangible equity, assets, capital and/or investment, (x) sales or revenues or growth thereof, (xi) deposits, loan and/or equity levels or growth thereof, (xii) working capital targets, (xiii) cost control measures, (xiv) regulatory compliance, (xv) gross, operating or other margins, (xvi) efficiency ratio (as generally recognized and used for bank financial reporting and analysis), (xvii) interest income, (xviii) non interest income, (xix) credit quality, (xx) net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), (xxi) productivity, (xxii) customer satisfaction, (xxiii) satisfactory internal or external audits, (xxiv) improvement of financial ratings, (xxv) achievement of balance sheet or income statement objectives, (xxvi) quality measures, (xxvii) achievement of strategic performance objectives, (xxviii) achievement of merger or acquisition objectives, and (xxix) any component or components of the foregoing (including, without limitation, determination thereof, in the Committee’s sole discretion, with or without the effect of discontinued operations and dispositions of business units or segments, non recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, special charges, accruals for acquisitions, reorganization and restructuring programs and/or changes in tax law, accounting principles or other such laws or provisions affecting the Company’s reported results), regulatory exam results, achievement of risk management objectives or implementation, management or completion of critical projects or processes. Performance Goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. Performance Goals may be absolute in their terms or measured against or in relationship to a pre-established target, the Company’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof. The Committee shall determine the performance period during which a Performance Goal must be met; and attainment of Performance Goals shall be subject to certification by the Committee. Each of the Performance Goals shall be determined, where applicable and except as provided above, in accordance with generally accepted accounting principles.

The Committee, in its sole discretion, but subject to any applicable limitations under Section 162(m) of the Code, may adjust any evaluation of performance under a Performance Goal to take into account any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Standards Codification 225-20 (or in any replacement or modification thereof) and/or in a management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders, if any, for the applicable year.

In the case of a Performance-Based Compensation Award intended to be “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code, prior to the payment of any compensation with respect to the Award, the Committee shall certify the extent to which any Performance Goal and any other material terms under such Award have been satisfied (other than in cases where such Performance Goals relate solely to the increase in the value of Company Stock).

(u) Related Option. An Option with respect to which a Stock Appreciation Right has been granted.

(v) Restricted Stock. Company Stock awarded upon the terms and subject to the restrictions set forth in Section 8 below.

(w) Restricted Stock Unit. An Award, designated as a restricted stock unit, under the Plan which represents the right to receive Company Stock and/or cash in lieu thereof upon the terms and subject to the restrictions set forth in Section 9 below and which, unless otherwise expressly provided, is valued by reference to the Fair Market Value of a share of Company Stock.

(x) Rule 16b-3. Rule 16b-3 promulgated under the Act, including any corresponding subsequent rule or any amendments to Rule 16b-3 enacted after the Effective Date of the Plan.

(y) Stock Appreciation Right or SAR. An Award, designated as a stock appreciation right, granted to a Participant under the Plan.

(z) Stand-Alone SAR. A Stock Appreciation Right granted independent of any Option.

(aa) Stock Award. Company Stock awarded upon the terms and subject to the restrictions set forth in Section 11 below.

(bb) Subsidiary. In the case of Incentive Stock Options, any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (including any entity which becomes a Subsidiary after the adoption of the Plan by the Board) and, in the case of Awards other than Incentive Stock Options, any subsidiary corporation, partnership, limited liability company, joint venture or other trade or business which is considered to be a single employer together with the Company under Section 414(b) or (c) of the Code (substituting “at least 50%” for “at least 80%” in determining ownership or control therein or, where there is an appropriate nexus between the Company or any other Subsidiary and a legitimate non-tax business purpose, substituting “at least 20%” for “at least 80%” in determining ownership or control therein).

(cc) Tandem SAR. A Stock Appreciation Right granted in connection with the grant, and exercisable only in lieu of, a Related Option.

(dd) 10% Shareholder. A person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Section 424(d) of the Code.

3. General.

Awards of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Awards and Incentive Awards may be granted under the Plan. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

4. Stock.

Subject to adjustment as provided in Section 15 of the Plan, the maximum aggregate number of shares of Company Stock that may be issued pursuant to Awards under the Plan shall not exceed 1,000,000. Shares allocable to Options or Stock Appreciation Rights granted under the Plan that expire or otherwise terminate unexercised and shares and rights to shares that are forfeited pursuant to restrictions on Restricted Stock, Restricted Stock Units or Incentive Awards awarded under the Plan may again be subjected to an Award under this Plan. For purposes of determining the number of shares that are available for Awards under the Plan, such number shall include the number of shares surrendered by a Participant or retained by the Company (a) in connection with the exercise of an Option or (b) in payment of Applicable Withholding Taxes.

5. Eligibility.

(a) Any employee or director of the Company or a Subsidiary (including any advisory director of StellarOne Bank) who, in the judgment of the Committee, has contributed or can be expected to contribute to the profits or growth of the Company is eligible to become a Participant. The Committee shall have the power and complete discretion, as provided in Section 17, to select eligible Participants and to determine for each Participant the terms, conditions and nature of the Award and the number of shares to be allocated as part of the Award; provided, however, that any Award made to a member of the Committee must be approved by the Board. The Committee is expressly authorized to make an Award to a Participant conditioned on the surrender for cancellation of an existing Award.

(b) The grant of an Award shall not obligate the Company to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

(c) Non-employee directors shall not be eligible to receive the Award of an Incentive Stock Option.

(d) Multiple grants of Awards under the Plan may be made in any calendar year to a Participant, provided, however, that subject to adjustment as provided in Section 15 of the Plan, (i) the maximum number of shares of Company Stock with respect to which Awards of Options and SARs (disregarding any Tandem SARs) may be granted in any calendar year to any one Participant shall be 150,000, (ii) the maximum number of shares of Company Stock with respect to which Awards of Restricted Stock and Restricted Stock Units may be granted in any calendar year to any one Participant shall be 75,000, (iii) the maximum number of shares of Company Stock with respect to which Stock Awards may be granted in any calendar year to any one Participant shall be 25,000, and (iv) Incentive Awards granted in any calendar year to any one Participant shall not provide for the payment of more than $1,000,000 in the aggregate.

6. Stock Options.

(a) Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the exercise price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall be the Option Agreement between the Company and the Participant.

(b) The Committee shall establish the exercise price of Options. The exercise price of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant, provided that if the Participant is a 10% Shareholder, the exercise price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such shares on the Date of Grant. The exercise price of Nonstatutory Stock Options intended to be “performance-based compensation” for purposes of Section 162(m) of the Code shall not be less than 100% of the Fair Market Value of such shares on the Date of Grant.

(c) Subject to subsection (d) below, Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s Option Agreement. The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding a Change of Control as the Committee deems appropriate. Notwithstanding the foregoing, no “tandem stock options” (where two Options are issued together and the exercise of one Option affects the right to exercise the other Option) may be issued in connection with an Incentive Stock Option.

(d) The Committee shall establish the term of each Option in the Participant’s Option Agreement. The term of an Option shall not be longer than ten years from the Date of Grant, except that an Incentive Stock Option granted to a 10% Shareholder shall not have a term in excess of five years. No Option may be exercised after the expiration of its term or, except as set forth in the Participant’s Option Agreement, after the termination of the Participant’s employment or service. The Committee shall set forth in the Participant’s Option Agreement when, and under what circumstances, an Option may be exercised after termination of the Participant’s employment or service; provided that no Incentive Stock Option may be exercised after (i) three months from the Participant’s termination of employment with the Company for reasons other than Disability or death, or (ii) one year from the Participant’s termination of employment on account of Disability or death. The Committee may, in its sole discretion, amend a previously granted Incentive Stock Option to provide for more liberal exercise provisions, provided however that if the Incentive Stock Option as amended no longer meets the requirements of Section 422 of the Code, and, as a result the Option no longer qualifies for favorable federal income tax treatment under Section 422 of the Code, the amendment shall not become effective without the written consent of the Participant.

(e) An Incentive Stock Option, by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of the Company and any parent or subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Board may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(f) If a Participant dies and if the Participant’s Option Agreement provides that part or all of the Option may be exercised after the Participant’s death, then such portion may be exercised by the personal representative of the Participant’s estate during the time period specified in the Option Agreement.

7. Method of Exercise of Options.

(a) Options may be exercised by giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. Such notice shall be effective only if accompanied by payment of the exercise price in full. The exercise price may be paid to the Company (i) in cash, certified check or wire transfer, (ii) by delivery of shares of Company Stock that the Participant has previously acquired (valued at Fair Market Value on the date of exercise), (iii) by withholding and retention by the Company of sufficient shares of Company Stock issuable in connection with the exercise to cover the exercise price (a “net share exercise”), (iv) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock, the amount necessary to pay the exercise price and, if required by the Committee, Applicable Withholding Taxes, or (v) by a combination of the foregoing.

(b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws. The Company may require of the Participant a customary indication of his or her investment intent. A Participant shall not possess shareholder rights with respect to shares acquired upon the exercise of an Option until the Participant has made any required payment, including payment of Applicable Withholding Taxes, and the Company has issued a certificate (or made an equivalent book-entry notation in the records of the Company’s transfer agent) for the shares of Company Stock acquired.

8. Restricted Stock Awards.

(a) Whenever the Committee deems it appropriate to grant a Restricted Stock Award, notice shall be given to the Participant stating the number of shares of Restricted Stock for which the Award is granted, the Date of Grant, and the terms and conditions to which the Award is subject. This notice, when duly accepted in writing by the Participant, shall be the Restricted Stock Agreement between the Company and the Participant. Certificates representing the shares shall be issued (or an equivalent book-entry notation shall be made in the records of the Company’s transfer agent) in the name of the Participant, subject to the restrictions imposed by the Plan and the Committee, as soon as practicable after the Date of Grant. A Restricted Stock Award may be made by the Committee in its discretion without cash consideration.

(b) The Committee may place such restrictions on the transferability and vesting of Restricted Stock as the Committee deems appropriate, including restrictions relating to continued employment or service and/or achievement of performance objectives, which may or may not be Performance Goals. Without limiting the foregoing, the Committee may provide performance or Change of Control acceleration parameters under which all, or a portion, of the Restricted Stock will vest on the Company’s achievement of a established performance objectives and, where applicable, after a determination of the satisfaction or achievement of any Performance Goal. Restricted Stock may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered until the restrictions on such shares shall have lapsed or shall have been removed pursuant to subsection (c) below.

(c) The Committee shall establish as to each Restricted Stock Award the terms and conditions upon which the restrictions on transferability set forth in paragraph (b) above shall lapse. Such terms and conditions may include, without limitation, the passage of time, the achievement of performance objectives, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant, or the occurrence of a Change of Control.

(d) A Participant shall hold shares of Restricted Stock subject to the restrictions set forth in the Restricted Stock Agreement and in the Plan. In other respects, unless otherwise provided in the Restricted Stock Agreement, the Participant shall have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote such shares and the right to receive all cash dividends and other distributions paid thereon as declared and paid. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s Restricted Stock Agreement. If stock dividends are declared on Restricted Stock, such stock dividends or other distributions shall be subject to the same restrictions as the underlying shares of Restricted Stock.

9. Restricted Stock Unit Awards.

(a) Whenever the Committee deems it appropriate to grant a Restricted Stock Unit Award, notice shall be given to the Participant stating the number of Restricted Stock Units in the Award, the Date of Grant, and the terms and conditions to which the Award is subject. This notice, when duly accepted in writing by the Participant, shall be the Restricted Stock Unit Agreement between the Company and the Participant. A Restricted Stock Unit Award may be made by the Committee in its discretion without cash consideration.

(b) The Committee may place such restrictions on the vesting and settlement of Restricted Stock Units as the Committee deems appropriate, including restrictions relating to continued employment or service and/or achievement of performance objectives, which may or may not be Performance Goals. Without limiting the foregoing, the Committee may provide performance or Change of Control acceleration parameters under which all, or a portion, of the Restricted Stock Unit will vest on the Company’s achievement of established performance objectives and, where applicable, after a determination of the satisfaction or achievement of any Performance Goal. Restricted Stock Units may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.

(c) The Committee shall establish as to each Restricted Stock Unit Award the terms and conditions upon which the Awards shall vest and be settled. Such terms and conditions may include, without limitation, the passage of time, the achievement of performance objectives, the lapsing of such restrictions, vesting and/or settlement as a result of the Disability, death or retirement of the Participant, or the occurrence of a Change of Control.

(d) A Participant shall have no voting rights with respect to Restricted Stock Units. Unless otherwise provided in the Award, the Participant shall have all other rights of a shareholder with respect to the shares of Company Stock subject to the Award, including, but not limited to, the right to receive all cash dividends and other distributions paid thereon. If stock dividends are declared on unissued Company Stock with respect to Restricted Stock Units, the number of Restricted Stock Units shall be appropriately adjusted to reflect such stock dividends.

(e) Unless otherwise provided in the Restricted Stock Unit Agreement, a Participant’s Restricted Stock Units which vest shall be immediately settled by the issuance and delivery to the Participant of one share of Company Stock for each vested Restricted Stock Unit or the payment of cash in an amount equal to the number of shares which vested multiplied by the Fair Market Value of a share on the vesting date, or a combination thereof as determined by the Committee. If provided in the Restricted Stock Unit Agreement, the shares which are issued and delivered may be Restricted Stock issued pursuant to Section 8 and subject to such further restrictions and vesting as provided in the Restricted Stock Unit Agreement. On settlement, a partially vested Restricted Stock Unit may be declared forfeited by the Committee if the Company does not issue fractional shares of Company Stock.

10. Stock Appreciation Rights.

(a) Whenever the Committee deems it appropriate to grant Stock Appreciation Rights, notice shall be given to the Participant stating the number of shares for which SARs are granted, whether the SARs are Stand-Alone SARs or Tandem SARs and its terms and conditions. This notice, when duly accepted in writing by the Participant, will be the Stock Appreciation Right Agreement between the Company and the Participant.

(b) Tandem SARs may be exercised with respect to all or part of the shares of Company Stock subject to the Related Option. The exercise of Tandem SARs will cause a reduction in the number of shares of Company Stock subject to the Related Option equal to the number of shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or part, of a Related Option, will cause a reduction in the number of shares subject to the Tandem SAR equal to the number of shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

(c) Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR will expire no later than the expiration of the Related Option, will be transferable only when and under the same conditions as the Related Option and will be exercisable only when the Related Option is eligible to be exercised. In addition, if the Related Option is an Incentive Stock Option, a Tandem SAR may be exercised for no more than 100% of the difference between the exercise price of the Related Option and the Fair Market Value of the shares subject to the Related Option at the time the Tandem SAR is exercised.

(d) Stand-Alone SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs.

(e) In no event shall the term of any SAR granted under the Plan exceed ten years from the Date of Grant. A SAR may be exercised only when the Fair Market Value of a share exceeds either (i) the Fair Market Value per share on the Date of Grant in the case of a Stand-Alone SAR or (ii) the exercise price of the Related Option in the case of a Tandem SAR. A SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.

(f) Subject to the provisions of the Stock Appreciation Right Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount equal (the “SAR Value”) to the product of multiplying (i) the number of shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per share on the date of exercise of the SAR over (B) either (x) the Fair Market Value per share on the Date of Grant in the case of a Stand-Alone SAR or (y) the exercise price of the Related Option in the case of a Tandem SAR. The Stock Appreciation Right Agreement may provide for payment of the SAR Value at the time of exercise or, on an elective or non elective basis, for payment of the SAR Value at a later date, adjusted (if so provided in the Stock Appreciation Right Agreement) from the date of exercise based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the SAR Value in shares) set out in the Stock Appreciation Right Agreement (the “adjusted SAR Value”). The Committee is expressly authorized to grant SARs which are deferred compensation covered by Section 409A of the Code, as well as SARs which are not deferred compensation covered by Section 409A of the Code.

(g) Payment of the SAR Value or adjusted SAR Value to the Participant shall be made in shares of Company Stock, valued at the Fair Market Value on the date of exercise in the case of an immediate payment after exercise or at the Fair Market Value on the date of settlement in the event of an elective or non elective delayed payment, or in cash if the Participant has so elected in his written notice of exercise and Committee has consented thereto, or a combination thereof. To the extent required to satisfy the conditions of Rule 16b-3(e) under the Act, or any successor or similar rule, or as otherwise provided in the Agreement with Participant, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of a SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the SAR surrendered by the Participant. If the election to receive cash is disapproved in whole or in part, the SAR shall be deemed to have been exercised for shares of Company Stock, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

(h) No SAR granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs, and rights in connection therewith, granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

11. Stock Awards.

Whenever the Committee deems it appropriate to grant a Stock Award, notice shall be given to the Participant stating the number of shares of unrestricted Company Stock for which the Award is granted, the Date of Grant, and the terms and conditions to which the Award is subject, if any. Certificates representing the shares shall be issued (or an equivalent book-entry notation shall be made in the records of the Company’s transfer agent) in the name of the Participant, subject to any terms imposed by the Plan and the Committee, as soon as practicable after the Date of Grant. A Stock Award may be made by the Committee in its discretion without cash consideration and may be granted as settlement of a Performance-Based Compensation Award.

12. Incentive Awards.

(a) Whenever the Committee deems it appropriate to grant an Incentive Award, notice shall be given to the Participant stating the terms and conditions of the Award. This notice, when duly accepted in writing by the Participant, shall be the Incentive Award Agreement between the Company and the Participant. An Incentive Award may be made by the Committee in its discretion without consideration other than the rendering of services.

(b) Each Incentive Award is intended to be a Performance-Based Compensation Award, and the terms and conditions of each such Award, including the performance objective and performance period (which may be equal to, less than or more than one year), shall be set forth in the Incentive Award Agreement or in a subplan of the Plan which is incorporated by reference into the Incentive Award Agreement. The Committee shall set the performance objective in its discretion for each Participant who is granted an Incentive Award.

(c) After a performance period has ended, the holder of an Incentive Award shall be entitled to receive the value thereof based on the degree to which the performance objectives and other conditions established by the Committee and set forth in the Incentive Award Agreement (or subplan incorporated by reference into the Incentive Award Agreement) have been satisfied.

(d) Payment of the amount to which a Participant shall be entitled upon the settlement of an Incentive Award shall be made in cash, Company Stock or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as determined by the Committee.

(e) No Incentive Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. All rights with respect to Incentive Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

13. Applicable Withholding Taxes.

Each Participant shall agree, as a condition of receiving an Award, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award. Until the Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificates (or, in the case of Restricted Stock, Restricted Stock Units and Stock Awards, no stock certificates free of a restrictive legend) shall be issued to the Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Tax obligations, the Committee may establish procedures permitting, or provide in the Agreement with the Participant to permit, the Participant to elect to (a) deliver shares of already owned Company Stock or (b) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee to avoid a charge to earnings for financial accounting purposes and in accordance with Rule 16b-3.

14. Nontransferability of Awards.

(a) In general, Awards, by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution or except as described below. Options shall be exercisable, during the Participant’s lifetime, only by the Participant or by his guardian or legal representative.

(b) Notwithstanding the provisions of (a) and subject to federal and state securities laws, the Committee may grant or amend Nonstatutory Stock Options that permit a Participant to transfer the Options to one or more immediate family members, to a trust for the benefit of immediate family members, or to a partnership, limited liability company, or other entity the only partners, members, or interest-holders of which are among the Participant’s immediate family members. Consideration may not be paid for the transfer of Options. The transferee of an Option shall be subject to all conditions applicable to the Option prior to its transfer. The Option Agreement shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on Company Stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate.

15. Change in Capital Structure.

(a) In the event of a stock dividend, stock split or combination of shares, spin-off, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of Company Stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), including the per Participant maximums provided for in Section 5(d), the exercise price of Options, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares.

(b) In the event the Company distributes to its shareholders a dividend, or sells or causes to be sold to a person other than the Company or a subsidiary shares of stock in any corporation (a “Spinoff Company”) which, immediately before the distribution or sale, was a majority owned Subsidiary of the Company, the Committee shall have the power, in its sole discretion, to make such adjustments as the Committee deems appropriate. The Committee may make adjustments in the number and kind of shares or other securities to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the exercise price of Options, and other relevant provisions, and, without limiting the foregoing, may substitute securities of a Spinoff Company for securities of the Company. The Committee shall make appropriate adjustments to reflect the economic effect of the distribution or sale on the interests of the Company’s shareholders and the Participants in the businesses operated by the Spinoff Company. The Committee’s determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes. The Committee shall make its determinations consistent with Rule 16b-3 and the applicable provisions of the Code.

(d) To the extent required to avoid a charge to earnings for financial accounting purposes, adjustments made by the Committee pursuant to this Section 15 to outstanding Awards shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not less than or greater than the Award’s aggregate intrinsic value before the Award and (ii) the ratio of the exercise price per share to the Fair Market Value per share is not reduced.

16. Change of Control.

In the event of a Change of Control of the Company, the Committee may take such actions with respect to Awards as the Committee deems appropriate. These actions may include, but shall not be limited to, the following:

(a) At the time the Award is made, provide for the acceleration of the vesting schedule relating to the exercise or realization of the Award so that the Award may be exercised or realized in full on or before a date initially fixed by the Committee;

(b) Provide for the cancellation, purchase or settlement of any such Award by the Company for any amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of a Participant’s rights had such Award been currently exercisable or payable;

(c) Make adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change of Control provided, however, that to the extent required to avoid a charge to earnings for financial accounting purposes, such adjustments shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not less than or greater than the Award’s aggregate intrinsic value before the Award and (ii) the ratio of the exercise price per share to the Fair Market Value per share is not reduced; or

(d) Cause any such Award then outstanding to be assumed, or new rights substituted therefor by the acquiring or surviving corporation in such Change of Control.

17. Administration of the Plan.

(a) The Plan shall be administered by the Committee, who shall be appointed by the Board. If no Committee is appointed, the Plan shall be administered by the Board. To the extent required by Rule 16b-3, all Awards shall be made by members of the Committee who are “Non-Employee Directors” as that term is defined in Rule 16b-3, or by the Board. Awards that are intended to be “performance-based compensation” for purposes of Section 162(m) of the Code shall be made by a Committee, or subcommittee of the Committee, comprised solely of two or more “outside directors” as that term is defined for purposes of Section 162(m) of the Code.

(b) The Committee shall have the authority to impose such limitations or conditions upon an Award as the Committee deems appropriate to achieve the objectives of the Award and the Plan. Without limiting the foregoing and in addition to the powers set forth elsewhere in the Plan, the Committee shall have the power and complete discretion to determine: (i) which eligible persons shall receive an Award and the nature of the Award, (ii) the number of shares of Company Stock to be covered by each Award, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) the Fair Market Value of Company Stock, (v) the time or times when an Award shall be granted, (vi) whether an Award shall become vested over a period of time, according to a performance-based vesting schedule or otherwise, and when it shall be fully vested, (vii) the terms and conditions under which restrictions imposed upon an Award shall lapse, (viii) whether a Change of Control has occurred, (ix) factors relevant to the lapse of restrictions, vesting, exercise and settlement of Awards, (x) when Options and SARs may be exercised, (xi) whether to approve a Participant’s election with respect to Applicable Withholding Taxes, (xii) conditions relating to the length of time before disposition of Company Stock received in connection with an Award is permitted, (xiii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xiv) any additional requirements relating to Awards that the Committee deems appropriate.

(c) The Chairman of the Committee, the Chief Executive Officer, the Chief Financial Officer, the Chief Human Capital Officer, or such other officers or directors of the Company as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to Participants.

(d) The Committee may adopt rules and regulations for carrying out the Plan. The Committee shall have the express discretionary authority to construe and interpret the Plan and the Agreements, to resolve any ambiguities, to define any terms, and to make any other determinations required by the Plan or an Agreement. The interpretation and construction of any provisions of the Plan or Agreement by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(e) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(f) Notwithstanding any provision of the Plan to the contrary, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b 3, as amended (or any successor or similar rule), under the Act. Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (i) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Act shall comply with any applicable conditions of Rule 16b-3; (ii) transactions with respect to persons whose remuneration is subject to the provisions of Section 162(m) of the Code shall conform to the requirements of Section 162(m)(4)(C) of the Code; and (iii) every provision of the Plan shall be administered, interpreted, and construed to carry out the foregoing provisions of this sentence.

(g) Notwithstanding any provision of the Plan to the contrary, the Plan is intended to give the Committee the authority to grant Awards that qualify as “performance based compensation” under Section 162(m)(4)(C) of the Code as well as Awards that do not so qualify. Every provision of the Plan shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded; and any provision of the Plan that would prevent an Award that the Committee intends to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code from so qualifying shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded.

18. Amendment, Modification or Termination of Plan.

If not sooner terminated by the Board, this Plan shall terminate at the close of business on the tenth anniversary of the Effective Date. No Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan at any time in such respects as it shall deem advisable; provided, that, unless authorized by the Company’s shareholders, no change shall be made that (a) increases the total number of shares of Company Stock reserved for issuance pursuant to Awards granted under the Plan (except pursuant to Section 15), (b) expands the class of persons eligible to receive Awards, (c) materially increases the benefits accruing to Participants under the Plan, or (d) otherwise requires shareholder approval under the Code, Rule 16b-3, or the rules of a stock exchange on which Company Stock is traded. Notwithstanding the foregoing, the Board may unilaterally amend the Plan as it deems appropriate to ensure compliance with Rule 16b-3, to ensure compliance with Section 409A of the Code and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him.

19. Modification, Extension and Renewals of Awards.

(a) The Committee shall have the power to amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and, where applicable, consistent with the qualification of an Option as an Incentive Stock Option. The consent of the Participant must be obtained with respect to any amendment that would adversely affect (other than in a de minimis manner) the Participant’s rights or obligations under the Award. Notwithstanding the foregoing, the Committee or Board may unilaterally amend outstanding Awards as it deems appropriate to ensure compliance with Rule 16b-3, Section 409A of the Code, to cause Incentive Stock Options to meet the requirements of the Code, or to ensure compliance with any laws, rules or regulations applicable to the Company.

(b) Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, may accept the surrender of outstanding Awards granted under the Plan or outstanding awards granted under any other equity compensation plan of the Company and authorize the granting of new Awards pursuant to the Plan in substitution therefor so long as the new or substituted awards are not of a different type (with Options and SARs being one type for this purpose), and otherwise the new Awards may specify a longer term than the surrendered Awards or awards, may provide for more rapid vesting and exercisability than the surrendered Awards or awards, and may contain any other provisions that are authorized by the Plan.

(c) Notwithstanding anything in the Plan to the contrary, other than an adjustment pursuant to Section 15 herein, unless specifically approved by shareholders, the terms of outstanding Awards may not be amended to reduce the Option exercise price or SAR Value of outstanding Options or SARs or to cancel outstanding Options or SARs in exchange for cash, other Awards or awards or Options or SARs with an exercise price or SAR Value that is less than the exercise price or SAR Value of the original Options or SARs.

20. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally, electronically, or mailed first class, postage prepaid, as follows: (a) if to the Company - at its principal business address to the attention of the Secretary; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

21. Interpretation and Governing Law. The terms of this Plan and Awards granted pursuant to the Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Virginia. The Plan and Awards are subject to all present and future applicable provisions of the Code and, to the extent applicable, are subject to all present and future rulings of the Securities and Exchange Commission with respect to Rule 16b-3. If any provision of the Plan or an Award conflicts with any such Code provision or ruling, the Committee shall cause the Plan to be amended, and shall modify the Award, so as to comply, or if for any reason amendments cannot be made, that provision of the Plan or the Award shall be void and of no effect.

22. Nonqualified Deferred Compensation Plan Omnibus Provision.

(a) It is intended that any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. For purposes of the Plan, actions taken by the Board or the Committee, as applicable, shall be undertaken in a manner that either (i) will not negatively affect the status of any compensation, benefit or other remuneration intended to be excepted from treatment as deferred compensation subject to Section 409A of the Code, or (ii) will otherwise comply with Section 409A of the Code; provided, however, that the Company shall have no liability to any Participant in the event the Plan or an Award does not comply with Section 409A of the Code. The Committee is authorized to amend any Award and to amend or declare void any election by a Participant as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code.

(b) For purposes of this Plan and each Award, unless otherwise provided in the Agreement, where the Award provides nonqualified deferred compensation subject to Section 409A of the Code, termination of employment or service will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services Participant would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or if less, the period of the Participant’s employment or service).

(c) Where an Award provides nonqualified deferred compensation subject to Section 409A of the Code, payments or settlement in connection with a separation from service payment event will be delayed, to the extent applicable, until six months after the separation from service or, if earlier, the Participant’s death, if the Participant is a key employee of a publicly traded corporation under Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payment or settlement which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.

(d) Where an Award provides or may provide nonqualified deferred compensation subject to Section 409A of the Code, no elective deferral of payment or settlement of the Award shall be permitted unless the election deferral provisions therefor are set out in the Agreement or in another written document authorized by the Committee in accordance with the election requirements of Section 409A of the Code.

23. CPP Limitations.

The Company has participated in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”) created by the U.S. Department of the Treasury (the “Treasury Department”) pursuant to authority granted under the Emergency Economic Stabilization Act of 2008 (the “EESA”); and the Company has committed to comply with the executive compensation requirements of Section 111(b) of the EESA and the CPP (as determined for purposes of the EESA and the guidance and regulations issued by the Treasury Department with respect to the CPP (the “CPP Requirements”)), in accordance with the CPP Requirements. Consequently, each Award shall be administered, interpreted and construed and, if and where applicable, benefits provided thereunder are limited and subject to repayment to the Company in accordance with the CPP Requirements to the extent applicable with respect to the Participant. Note: on December 28, 2011 StellarOne redeemed its remaining 22,500 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A it sold to the Treasury Department on December 19, 2008 as part of the CPP established by the Treasury Department under EESA.